Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312 FOR IMMEDIATE RELEASE

PROVECTUS’ INTRALESIONAL PV-10 CLINICAL DATA TO BE PRESENTED TO THE

EURASIAN FEDERATION OF ONCOLOGY

III Eurasian Melanoma and Skin Cancers Forum, October 10-12, 2014

Forum to be Held at Hotel Nikolaevsky Posad in Suzdal, Vladimir Oblast, Russia

KNOXVILLE, TN, October 8, 2014— Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that Dr. Sanjiv Agarwala of St. Luke’s Cancer Center will present data on its investigational new drug PV-10 for the treatment of melanoma at the III Eurasian Melanoma and Skin Cancers Forum, in Suzdal, Russia.

Dr. Agarwala’s presentation, titled “Intralesional Therapy: Focus on PV-10,” is scheduled to take place on Sunday, October 12, 2014 from 12:15-12:40 pm local time [GMT +04:00]. The Forum itself will run October 10-12, 2014 and is organized by the Eurasian Federation of Oncology.

Dr. Agarwala is chairing the scientific committee of the Forum. Dr. Agarwala said, “I am very excited to be able to share the results of the research my team has undertaken into PV-10 as an intralesional treatment for melanoma with the attendees of the Forum.”

Dr. Craig Dees, PhD, CEO of Provectus, said, “We at Provectus are delighted that Dr. Agarwala will be presenting results from his experience in treating melanoma with intralesional PV-10. The Eurasian Federation of Oncology is bringing together some of the best clinical oncologists in the world, and to have our work showcased before such a body is very gratifying.”

About Eurasian Federation of Oncology

The Eurasian Federation of Oncology (EAFO) is an autonomous professional organization uniting oncologists, other healthcare professionals, anti-cancer & anti-tobacco advocates, patients, survivors, journalists, policy makers, oncology & anti-cancer organizations and others interested in combating cancer from all parts of Asia, Europe and beyond. The organization has its focus on long-term initiatives dedicated to the health and well-being of cancer patients, cancer survivors, healthy individuals, initiatives that foster innovations, collegiality, cooperation and professional development primarily through educational programs.

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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